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                                                                 EXHIBIT (d)(14)

                               SECOND AMENDMENT TO
                        INVESTMENT SUBADVISORY AGREEMENT

      Reference is made to the Investment Subadvisory Agreement, dated as of May 1, 2001, among CitiStreet Funds, Inc., a Maryland corporation (the "Series Fund"), CitiStreet Funds Management LLC, a New Jersey limited liability company (the "Manager"), and SSgA Funds Management, Inc., a Massachusetts corporation (the "Subadviser") with respect to the International Stock Fund (the "Fund") (the "Subadvisory Agreement") and the First Amendment to the Subadvisory Agreement, dated as of April 23, 2003 (the "First Amendment").

      WHEREAS, the parties desire to amend the Subadvisory Agreement to reduce the fee rate paid by the Fund.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 3 of the Subadvisory Agreement is amended and restated to provide as follows:

            The Series Fund shall pay the Subadviser, for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at an annual rate of 0.50% of the average daily Net Allocated Assets up to and including $50 million, plus a fee at an annual rate of 0.45% of the average daily Net Allocated Assets over $50 million and up to and including $150 million, plus a fee at an annual rate of 0.40% of the average daily Net Allocated Assets over $150 million. The term "Net Allocated Assets" means the Allocated Assets less related liabilities as determined by the Manager or its designee. This fee will be computed daily and paid monthly.

      2. The First Amendment remains in effect.

      3. This amendment may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of February 17, 2005.

                                          CITISTREET FUNDS, INC.

                                          By: ________________________________
                                              Paul S. Feinberg
                                              President

                                          CITISTREET FUNDS MANAGEMENT LLC

                                          By: ________________________________
                                              Paul S. Feinberg
                                              Executive Vice President

                                          SSgA FUNDS MANAGEMENT, INC.

                                          By: ________________________________

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